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                                                                  Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

The board and shareholders
RiverSource Retirement Series Trust
   RiverSource Retirement Plus 2010 Fund
   RiverSource Retirement Plus 2015 Fund
   RiverSource Retirement Plus 2020 Fund
   RiverSource Retirement Plus 2025 Fund
   RiverSource Retirement Plus 2030 Fund
   RiverSource Retirement Plus 2035 Fund
   RiverSource Retirement Plus 2040 Fund
   RiverSource Retirement Plus 2045 Fund

We consent to the use of our report dated June 20, 2007 incorporated by reference and to the references to our Firm under the headings "Financial Highlights" in Part A and "Independent Registered Public Accounting Firm" in Part B of the Registration Statement.

                                        /s/ KPMG LLP
                                            KPMG LLP

Minneapolis, Minnesota
June 23, 2008